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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated October 20, 2000, relating to the financial statements and financial highlights of Prudential Municipal Series Fund (consisting of Connecticut Money Market Series, Florida Series, Massachusetts Money Market Series, Massachusetts Series, New Jersey Money Market Series, New Jersey Series, New York Money Market Series, New York Series, North Carolina Series, Ohio Series and Pennsylvania Series) which appear in such Registration Statement. We also consent to the references to us under the headings "Investment Advisory and Other Services" and "Financial Highlights" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
October 31, 2000